Exhibit 16.1

May 27, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements for Sabine Oil & Gas LLC made by New Forest Oil Inc. in this Registration Statement on Form S-4 pursuant to Item 304 of Regulation S-K (copy attached). We agree with the statements concerning our Firm under “Change in Independent Public Accounting Firm” in such Form S-4.

Very truly yours,

/s/ PricewaterhouseCoopers LLP